Filed Pursuant to Rule 424(b)(3)
Registration No. 333-251657
AMENDED PROSPECTUS SUPPLEMENT NO. 1
TO
PROSPECTUS DATED MARCH 8, 2022
OF
LUMINAR TECHNOLOGIES, INC.
RELATING TO
UP TO 12,083,188 SHARES OF CLASS A COMMON STOCK
UP TO 1,333,331 SHARES OF CLASS A COMMON STOCK ISSUABLE UPON EXERCISE OF WARRANTS AND UP TO 444,444 WARRANTS
This prospectus supplement (this “Supplement”), supplements the prospectus dated March 8, 2022 (the “Prospectus”) that was filed as part of the Registration Statement on Form S-3 (File No. 333-251657) filed by Luminar Technologies, Inc. (the “Company” or “we”) with the Securities and Exchange Commission on March 4, 2022 (the “Registration Statement”), relating to the resale of shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), by certain of our stockholders (the “Selling Securityholders”). This Supplement is being filed to update the selling securityholder table and certain related information. No additional securities from the amount originally reflected in the Prospectus filed on March 8, 2022 are being registered hereby.
You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus, except to the extent the information in this Supplement supersedes the information contained in the Prospectus.
Our Class A Common Stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “LAZR.” The closing price of our Class A Common Stock as reported on Nasdaq on March 31, 2025 was $5.39 per share.
Investing in our securities involves risks. See “Risk Factors” beginning on page 5 of the Prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus and this prospectus supplement are truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Supplement is April 1, 2025.

SELLING SECURITYHOLDERS
The information contained in the following table supersedes and replaces the information relating to the shares of Class A Common Stock held by the Selling Securityholders that is contained in the Prospectus. The number of shares in the following table have been adjusted for the 1-for-15 reverse stock split of the Company’s Class A Common Stock and Class B Common Stock, effective November 20, 2024. No additional securities are being added to the selling securityholder table originally contained in the Prospectus or are being registered hereby, and all shares listed in the table below were already listed in the original selling securityholder table contained in the Prospectus filed on March 8, 2022. Certain capitalized terms used but not defined in the footnotes to the table have the meanings given to them in the Prospectus.

	Common Stock Beneficially Owned Prior to the Offering				Warrants to Purchase Class A common stock
	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering*	Percent Owned After Offering(26)*	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Holders of Founder Shares
Randall Bort(1)	1,666	1,666	—	—	—	—	—	—
Michael Cramer(2)	1,666	1,666	—	—	—	—	—	—
Joseph Gatto(3)	1,666	1,666	—	—	—	—	—	—
GM Sponsor LLC(4)(17)	195,425	595,500	—	—	—	—	—	—
Holder of Executive Shares
Austin Russell(5)	4,872,578	5,104,890	—	—	—	—	—	—
Holders of Private Warrants
AEG Holdings, LLC(6)(17)	176,165	226,488	—	—	92,421	92,421	—	—
Edward A. Johnson(7)	8,909	8,543	—	—	8,543	8,543	—	—
Mark Stone(8)	6,897	6,897	—	—	6,897	6,897	—	—
Jennifer Kwon Chou(9)	244	106	—	—	106	106	—	—
Catherine Babon(10)	7,101	1,281	—	—	1,281	1,281	—	—
Andrew McBride(11)	489	489	—	—	213	213	—	—
Platinum Equity, LLC(12)	79,651	79,651	—	—	79,651	79,651	—	—
Mary Ann Sigler(13)	3,047	2,135	—	—	2,135	2,135	—	—
Jacob Kotzubei(14)	13,594	13,594	—	—	13,594	13,594	—	—
Mark Barnhill(15)	2,135	2,135	—	—	2,135	2,135	—	—
Louis Samson(16)	16,494	13,594	—	—	13,594	13,594	—	—
Holders of Merger Consideration Shares
G2VP I, LLC (for itself and as nominee for G2VP Founders Fund I, LLC)(18)	706,591	741,629	—	—	—	—	—	—
GVA Auto, LLC(19)	1,202,048	1,321,605	—	—	—	—	—	—
M. Scott Faris(20)	109,047	114,470	—	—	—	—	—	—

Scott A. McGregor(21)	61,179	67,264	—	—	—	—	—	—
Affiliates of Luminar (Holders of Merger Consideration Shares and/or Rollover Options)
Alec E. Gores(4)(6)(17)	421,914	729,566	13,611	—	—	—	—	—
Matthew J. Simoncini(22)	31,022	22,718	8,304	**	—	—	—	—
Thomas J. Fennimore(23)	234,605	122,678	111,927	**	—	—	—	—
Jason Eichenholz(24)	207,165	295,738	—	—	—	—	—	—
Selling stockholders or future donees, pledgees, transferees or other successors-in-interest representing less than 1.0% ownership of our common stock	106,666	106,666	—	—	—	—	—	—
Other Securityholder
BMO Bank, N.A., Trustee of GRAT B (25)	1,600,000	1,600,000
__________________
*We do not know when or in what amounts the selling securityholders will offer shares for sale, if at all. The selling securityholders may sell any or all of the shares included in and offered by this prospectus. Because the selling securityholders may offer all or some of the shares pursuant to this offering, we cannot estimate the number of shares that will be held by the selling securityholders after completion of the offering. However, for purposes of this table, we have assumed that after completion of the offering all of the securities registered will be sold by the selling securityholders.
**Less than 1%
(1)Randall Bort is a former member of our Board who holds Founder Shares. The address for Mr. Bort is 9800 Wilshire Boulevard, Beverly Hills, CA 90212.
(2)Michael Cramer is a former member of our Board who holds Founder Shares. The address for Mr. Cramer is 9800 Wilshire Boulevard, Beverly Hills, CA 90212.
(3)Joseph Gatto is a former member of our Board who holds Founder Shares. Mr. Gatto is an affiliate of a broker-dealer. Mr. Gatto acquired the shares being registered hereunder in the ordinary course of business, and at the same time of the acquisition of the shares described herein, he did not have any arrangements or understandings with any person to distribute such securities. The address for Mr. Gatto is 9800 Wilshire Boulevard, Beverly Hills, CA 90212.
(4)Represents 595,500 Founders Shares held by GM Sponsor LLC (“GM”). AEG Holdings, LLC (“AEG”) is the managing member of GM and Alec E. Gores is the managing member of AEG. Voting and disposition decisions with respect to securities held by GM are made by Mr. Gores. Mr. Gores is a member of our Board. The address for GM is 9800 Wilshire Boulevard, Beverly Hills, CA 90212 and the address for AEG is 6260 Lookout Road, Boulder, CO 80301.
(5)Includes (i) solely with respect to “Common Stock Beneficially Owned Prior to the Offering” column, 4,872,578 shares of Class A Common Stock issuable upon the conversion of Class B common stock, par value $0.0001 per share (the “Class B Common Stock”) on a one-to-one basis as more fully described in the section titled “Description of Securities” in the Prospectus and (ii) solely with respect to the “Number Registered for Sale Hereby” column, (a) 232,312 shares of Class A Common Stock issuable upon the conversion of Class B Common Stock issuable as Earn-Out Shares and (b) 4,872,578 shares of Class A Common Stock issuable upon the conversion of Class B Common Stock.
(6)“Number Registered for Sale Hereby” consists of (i) 134,066 Merger Consideration Shares held by AEG and (ii) 92,421 shares of Class A common stock issuable upon exercise of Private Warrants held by AEG. Excludes shares held indirectly through the selling securityholder’s beneficial ownership of Founder Shares held directly by GM described in footnote 4 above. Alec E. Gores is the managing member of AEG. Voting and disposition decisions with respect to such securities are made by Mr. Alec Gores. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein. Mr. Alec Gores is a member of our Board. The address for AEG Holdings, LLC is 6260 Lookout Road, Boulder, CO 80301.
(7)Represents (i) 365 Merger Consideration Shares and (ii) 8,543 shares of Class A common stock issuable upon exercise of Private Warrants held by Edward E. Johnson. The address for Mr. Johnson is 6260 Lookout Road, Boulder, CO 80301.

(8)Represents 6,897 shares of Class A common stock issuable upon exercise of Private Warrants held by Mark Stone. The address for Mr. Stone is 6260 Lookout Road, Boulder, CO 80301.
(9)Represents (i) 138 Merger Consideration Shares and (ii) 106 shares of Class A common stock issuable upon exercise of Private Warrants held by Jennifer Kwon Chou. The address for Ms. Chou is 9800 Wilshire Boulevard, Beverly Hills, CA 90212.
(10)Includes 1,281 shares of Class A common stock issuable upon exercise of Private Warrants held by Catherine Babon. The address for Ms. Babon is 6260 Lookout Road, Boulder, CO 80301.
(11)Represents (i) 276 Merger Consideration Shares and (ii) 213 shares of Class A common stock issuable upon exercise of Private Warrants held by Andrew McBride, our former Chief Financial Officer. The address for Mr. McBride is 6260 Lookout Road, Boulder, CO 80301.
(12)Represents 79,651 shares of Class A common stock issuable upon exercise of Private Warrants held by Platinum Equity, LLC (“Platinum”). Voting and disposition decisions with respect to such securities are made by Mr. Thomas Gores, the manager of Platinum. Mr. Thomas Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein. The address for Platinum is 360 No. Crescent Drive, Beverly Hills, CA 90210.
(13)Represents (i) 911 Merger Consideration Shares and (ii) 2,135 shares of Class A common stock issuable upon exercise of Private Warrants held by Mary Ann Sigler. The address for Ms. Sigler is 360 No. Crescent Drive, Beverly Hills, CA 9021.
(14)Represents 13,594 shares of Class A common stock issuable upon exercise of Private Warrants held by Jacob Kotzubei. The address for Mr. Kotzubei is 360 No. Crescent Drive, Beverly Hills, CA 9021.
(15)Represents 2,135 shares of Class A common stock issuable upon exercise of Private Warrants held by Mark Barnhill. The address for Mr. Barnhill is 9800 Wilshire Boulevard, Beverly Hills, CA 90212.
(16)Represents (i) 2,900 Merger Consideration Shares and (ii) 13,594 shares of Class A common stock issuable upon exercise of Private Warrants held by Louis Samson. The address for Mr. Samson is 1 Greenwich Office Park, N. Building, Floor 2, Greenwich, CT 06831.
(17)Because of the relationship among AEG and GM, Mr. Alec E. Gores may be deemed to beneficially own shares of Class A common stock held by these entities. Mr. Gores disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein, if any. Includes (i) 13,611 shares owned by Mr. Gores individually and (ii) solely with respect to the “Number Beneficially Owned Prior to Offering” column, 36,711 Founder Shares held by trusts for the benefit of the children of Alec E. Gores, each of whom is a member of his household and excludes shares held indirectly by Mr. Gores of Class A common stock issuable upon exercise of Private Warrants held by AEG as described in footnote 6 above.
(18)Represents (i) 706,591 shares of Class A common stock held by G2VP I, LLC for itself and as nominee for G2VP Founders Fund I, LLC (“G2VP”) and (ii) solely with respect to the “Number Registered for Sale Hereby” column, 35,038 shares of Class A common stock issuable as Earn-Out Shares. Benjamin J. Kortlang, Brook Porter, Daniel Oros and David Mount are the Managing Members of G2VP I Associates, LLC, the Managing Member of G2VP, and therefore, may be deemed to hold voting and dispositive power over the shares held by G2VP. The address of G2VP is 3280 Alpine Road, Portola Valley, CA 94028.
(19)Represents (i) 1,202,048 shares of Class A common stock held by GVA Auto, LLC and (ii) solely with respect to the “Number Registered for Sale Hereby” column, 119,556 shares of Class A common stock issuable as Earn-Out Shares. Pavel Cherkashin is the Managing Partner of GVA Capital, which is the Manager of GVA Auto, LLC, and therefore, may be deemed to hold voting and dispositive power over the shares held by GVA Auto, LLC. The address of GVA Auto, LLC is 908 Broadway, San Francisco, CA 94133.
(20)Represents (i) 54,523 shares of Class A common stock, (ii) 54,523 shares of Class A common stock issuable upon exercise of outstanding Rollover Options, and (iii) solely with respect to the “Number Registered for Sale Hereby” column, 5,422 shares of Class A common stock issuable as Earn-Out Shares.
(21)Represents (i) 61,179 shares of Class A common stock and (ii) solely with respect to the “Number Registered for Sale Hereby” column, 6,084 shares of Class A common stock issuable as Earn-Out Shares.
(22)Represents (i) 8,304 shares of Class A common stock held by Mr. Simoncini and (ii) solely with respect to the “Number Registered for Sale Hereby” column represents 22,718 shares of Class A common stock issuable upon exercise of outstanding Rollover Options.
(23)Represents (i) 111,927 shares of Class A common stock held by Mr. Fennimore and (ii) solely with respect to the “Number Registered for Sale Hereby” column, 122,678 shares of Class A common stock issuable upon exercise of outstanding Rollover Options.
(24)“Number Registered for Sale Hereby” column consists of (i) 268,984 shares of Class A common stock and (ii) 26,753 shares of Class A common stock issued or issuable as Earn-Out Shares. Dr. Eichenholz is the former Chief Technology Officer of the Company.
(25)In December 2024, Austin Russell gifted 1,600,000 shares of Class A Common Stock registered under the Registration Statement to BMO Bank, N.A. (“BMO”), Trustee of the AKR Luminar Holdings Family Trust GRAT B (“GRAT B”) for no consideration. Except as otherwise set forth in this Supplement, BMO has not, within the past three years, had any position, office or other material relationship with us. Mr. Russell does not beneficially own (as defined under Rule 13d-3 under the Exchange Act) the shares of Class A Common Stock held by GRAT B and is not the trustee of GRAT B. The trustee of GRAT B has sole voting and dispositive power over Class A Common Stock held by GRAT B. The address of the trustee for GRAT B is 320 S. Canal Street, 12th floor, Chicago, IL 60606.
(26)Assumes solely for purposes of this table that all shares registered under the Prospectus will be sold.
Information concerning the Selling Stockholders may change from time to time and will be set forth in future supplements. Accordingly, the number of shares of our Class A Common Stock offered hereby may increase or decrease. Full and complete copies of this Supplement together with the Prospectus will be provided upon request.